Exhibit 10.8

CONSULTING AGREEMENT

THIS AGREEMENT (the “Agreement”) is made on this 26 day of October 2022 between Jeffs Brands Ltd., whose address is at HaNechoshet St 3, Tel Aviv 6971068, Israel (the “Company”) and L.I.A. Pure Capital Ltd., whose address is at 20 Raoul Wallenberg Street, Tel Aviv 6971916, Israel (the “Consultant”). The Company and together with the Consultant, each a “Party” and collectively, the “Parties”.

WHEREAS:	the Company wishes the Consultant to provide the Company with certain services and the Consultant wishes to render such services to the Company; and

WHEREAS:	the Consultant represents to the Company that it is ready, qualified, willing and able to carry out its obligations and undertakings towards the Company pursuant hereto; and

WHEREAS:	the Company and the Consultant desire to regulate their relationship in accordance to the terms and conditions set forth in this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

1. The Services

1.1.	The Company hereby engages the Consultant as an independent consultant and the Consultant hereby agrees to serve as a consultant to the Company and provide business development, Investors and public relations and strategic consulting services, including ongoing consulting to the Company, its management and its chief executive officer in the following fields: M&A, investment activities, Company’s position in the capital markets, as well as additional services as may be requested from time to time by the chief executive officer or chairman of the board of directors of the Company (the “Services”). The engagement hereunder shall commence effective as of 1 September, 2022 (the “Effective Date”).

1.2.	The Consultant shall cooperate on an ongoing basis with such employees, consultants and contractors of the Company as determined by the Company from time to time; the person within the Company who shall be in charge of the engagement of the Consultant shall be the chairman of the board of directors of the Company or such other person as determined by the Company from time to time. The Company may require the Consultant to provide reports or other types of ongoing information concerning the Services as determined from time to time, whether or not set forth herein.

1.3.	The Consultant undertakes that the Services shall be performed personally and exclusively by Kfir Zilberman (“Consultant’s Representative”). Each employee, consultant, manager or any other representative of the Consultant, including the Consultant’s Representative shall be deemed to be personally bound by all the obligations and liabilities of the Consultant as if he was the Consultant hereunder. All references to the term the Consultant hereunder shall be deemed to refer to the Consultant and the Consultant’s Representative jointly and severally. Any breach of this Agreement by the Consultant’s Representative or by any other employee, consultant, manager or representative of the Consultant shall be deemed a breach by the Consultant.

1.4.	The Consultant’s Representative shall devote all the necessary time in performing its duties and responsibilities under this Agreement, as shall be reasonably required by the Company.

1.5.	The Consultant agrees to perform its duties described herein in a faithful, diligent and professional manner.

1.6.	The Consultant shall be responsible for maintaining, at the Consultant’s own expense, a place of work, any equipment and supplies necessary for the performance of the Services.

1.7.	Nothing in this Agreement shall be interpreted as preventing or restricting the Company from obtaining or seeking from any other person services of the same nature as the Services, or otherwise from performing or seeking to perform any action or operation. Nothing in this Agreement shall be interpreted as preventing or restricting the Consultant from supplying services to any third party, as long as such services to third parties (i) do not conflict with any obligation or undertaking of the Consultant hereunder, and (ii) do not interfere with the performance of or restrict the ability of the Consultant to perform the Services hereunder.

2. Term and Termination

2.1.	This Agreement shall commence upon the Effective Date and shall until terminated pursuant to Section 2.2 below.

2.2.	Notwithstanding the above, this Agreement may be terminated at any time after the third (3) anniversary from the effective day by the Consultant or by the Company by giving the other party 30 days’ advance notice in writing (the “Notice Period”), provided that the Company may terminate this Agreement forthwith for Cause (as defined herein) without advance notice. A termination for “Cause” is a termination due to: (i) the Consultant’s Representative’s conviction or indictment of any felony; (ii) a material breach of any provision of this Agreement or its exhibits which is not cured (if deemed curable by the Company) within five (5) days of receipt of a written notice about such breach from the Company; (iii) the Consultant’s continuously disregarding of instructions of the Company with respect to the Consultant’s performance of the Services; (iv) a material breach of trust by the Consultant or embezzlement of funds of the Company or any Affiliate (as defined in Section 7.1 below) thereof; (v) involvement of the Consultant’s Representative in sexual harassment of any employee of the Company or other party in connection with the performance of the Services; or (vi) causing grave injury to the business, assets, operations or reputation of the Company or any Affiliate thereof. Nothing herein shall derogate from the Company’s rights with respect to such termination for Cause, including the right to set off damages against the Consultant’s Consulting Fees (as defined in Section 3.1 below).

2.3.	In the event of termination other than for Cause, the Consultant shall be entitled to Consulting Fees only to the extent that it provides Services to the Company during the Notice Period.

3. Consideration

3.1.	Consulting Fee

3.1.1.	In consideration for the Services rendered by the Consultant pursuant to this Agreement, the Company shall pay the Consultant a monthly fee in the amount of NIS 57,750 (plus VAT, if required by law) (the “Consulting Fee”).

3.1.2.	All payments of Consulting Fee hereunder, subject to Section 3.1.1, shall be made on a monthly basis, within 10 days from, and subject to, receipt by the Company of a duly issued tax invoice(s) and receipt(s) by the Consultant for the amount due together with the required reports.

3.1.3.	The Consulting Fees are inclusive of any and all taxes, and the Consultant shall bear full responsibility for all tax obligations of any kind or nature relating, directly or indirectly, to the Consulting Fee and otherwise to the Services hereunder. To the extent that any such taxes may be imposed upon the Company, the Company may deduct such amounts from any payments due to the Consultant. The Company shall be entitled to withhold and deduct from payments due hereunder any and all amounts as may be required from time to time under any applicable law. VAT shall be charged on all amounts payable hereunder, including any stock options, as required by law.

3.1.4.	In addition to the monthly payments under Section 3.1.1, Consultant shall be entitled during the term of this Agreement to the following payment: (i) an amount equal to 7% of the gross proceeds paid to the Company in connection with any exercise of warrants, whether or not currently outstanding; and (ii) 8% of any purchase of a new brand, businesses, or similar events initiated or assisted by the Consultant and approved by the Chief Executive Officer based on agreement with the Consultant. Payments under this Section shall be authorized by the Chief Executive Officer and Chairman of the Board. VAT shall be added on all amounts payable hereunder.

3.1.5.	As of the Effective Date, the consultant shall be entitled to a one-time bonus payment of NIS 425,000 (plus VAT, if required by law) for his services provided to the company from the day the company was established until the completion of the IPO process on the Nasdaq Stock Exchange and based on the company’s success in the IPO process.

3.1.6.	Payments under this Section shall be authorized by the Chief Executive Officer and Chairman of the Board. VAT shall be added on all amounts payable hereunder.

3.1.7.	In addition to the payments under Section 3.1.1, Consultant shall be entitled to warrants. The warrants are deemed earned upon issuance and are subject to board approval.

3.1.8.

3.2.	Reimbursement of Expenses

The Company shall reimburse Consultant for necessary and customary business expenses incurred by Consultant, in accordance with the Company’s policy, as amended from time to time, up to $2,000 per month.

3.3.	Bonus

Consultant shall be entitled to a special bonus upon the consummation of an offering of securities of the Company , according to the below distribution, which is based on gross proceeds: (i) between $5.0 million and $10.0 million, the Consultant shall be entitled to a bonus payment of $100,000; (ii) above $10.0 million, the Consultant shall be entitled to a bonus payment of $150,000. Payments under this Section shall be authorized by the Chief Executive Officer and Chairman of the Board. VAT will be added to the payments under this Section.

3.4.	Full Consideration

Other than the consideration specified in this Section 3, which consideration constitutes full consideration for the Services rendered hereunder, the Consultant will not be entitled to any other consideration for rendering the Services hereunder.

4. Confidentiality, Non-Competition and Invention Assignment Undertaking

Simultaneously with the execution of this Agreement, and a as condition hereto, the Consultant hereby executes the Undertaking attached hereto as Schedule A.

5. Relationship of Parties

5.1.	The parties hereto hereby declare and approve, that this Agreement is a Contractors Agreement within the meaning of the Israeli Contractors Law – 1974 (the “Contractors Law”), and that nothing in this Agreement that shall be interpreted or construed as creating or establishing any partnership, joint venture, employment relationship, franchise or agency or any other similar relationship between the Company or its Affiliates and the Consultant or the Consultant’s Representative, and it is specifically clarified that with respect to the Services, no employer-employee relationship will be formed between the Company or its Affiliates and the Consultant or the Consultant’s Representative, and the Consultant is not entitled to any social or other benefits resulting from employer-employee relationship. Notwithstanding the above, the Consultant hereby waives any right to a lien in accordance with Section 5 of the Contractors Law or any other law. The Consultant hereby acknowledges that the Company is relying upon the truthfulness and accuracy of the representations set forth in this Section 5.2 in engaging the Consultant.

5.2.	The Consultant shell bear and/or will defend, indemnify and hold the Company, or any third party on its behalf, harmless from and against all claims, all damages, losses and expenses, including reasonable fees and expenses of attorneys and other professionals, upon receipt of demand (i) relating to any obligation, future or past, imposed upon the Company to pay any withholding tax payments regarding consulting services, social security, unemployment or disability insurance or similar terms in connection with compensation received by the Consultant or, or which are based upon a stipulation by a competent judicial authority that an employer - employee relationship was created between the Company or its Affiliates and the Consultant’s Representative; and (ii) resulting from any act, omission or negligence on the Consultant’s or any of its employees’ part in the performance or failure to perform the scope of work under this Agreement.

5.3.	The Consultant acknowledges that the Consultant’s Representative has read and fully understood the terms of this structure of the relationship between the parties as an independent contractor and that the Consultant’s Representative has consulted and received advice of counsel regarding said structure of the relationship between the parties hereto and has had sufficient opportunity to do so.

5.4.	It is hereby clarified that any right granted to the Company to instruct and/or oversee the Services by the Consultant is granted in order to ensure the performance of the Services in full and not to imply or justify an employer -employee relationship between the Company and the Consultant or the Consultant’s Representative.

5.5.	The Consultant shall be responsible to pay any and all payments, salary, taxes and all other benefits and any amounts due to any relevant social security or similar authority with respect to its employees and/or the Services provided by the Consultant’s Representative pursuant to this Agreement. The Consultant undertakes to acquire for the Consultant’s Representative pension coverage in a customary amount. The Consultant, hereby releases and forever discharges the Company and its Affiliates, from any and all claims, which it ever had, now has, or may claim to have against the Company and/or its Affiliates in connection with the existence of any employer - employee relationship between Company or its Affiliates and the Consultant or the Consultant’s Representative.

5.6.	In light of the above, should it be held by any competent judicial authority that the relationship between the Consultant or the Consultant’s Representative, and the Company (or any of its Affiliates) in respect of the Services rendered by the Consultant pursuant to this Agreement is one of employer and employee, the parties agree that the “salary” that the Consultant would be entitled to as an “employee” (including for the purpose of social security and social benefits), for the provision of the Services within the framework of this Agreement, shall be 60% of the average monthly Consulting Fee (the “Agreed Employee Compensation”).

5.7.	The Consultant will be obligated to return to the Company all surplus payments that the Company paid beyond the Agreed Employee Compensation (the “Surplus Sum”), on the day that a demand and/or claim which contradicts this Agreement is filed or on the day that a decision under Section 5.6 is made, pursuant to which it is claimed or decided that the Consultant’s Representative is a salaried employee of the Company.

5.8.	Any Surplus Sum that the Consultant is obligated to return will be subject to interest linked to the last known Israeli Consumer Price Index on the date said Surplus Sum is to be returned to the Company.

5.9.	The Company will be entitled to deduct from and set off against amounts due to the Consultant pursuant to this Agreement and/or pursuant to any other agreement, law, or otherwise, any amounts, which the Consultant is required to pay the Company pursuant to this Agreement (including the Surplus Sum), any other agreement, any law, or otherwise.

6. Warranties

The Consultant represents and warrants that:

6.1.	The Consultant does not have currently and shall not have during the term of the provisions of the Services, any outstanding agreement or obligation that is or will be in conflict with any of the provisions of this Agreement, or that would preclude the Consultant from complying with the provisions hereof or otherwise restrict the Consultant in any way in performing the Services.

6.2.	The execution and delivery of this Agreement, the performance of the Services and the fulfillment of the terms hereof will not: (a) constitute, in whole or in part, a default, violation or breach under or conflict in any way with any agreement, obligation, undertaking or commitment to which the Consultant is a party or by which it is bound, including without limitation, any confidentiality, invention assignment or non- competition agreement and (b) do not require the consent, permission or authorization of or notification to any person or entity.

6.3.	The Consultant shall comply with all Company disciplinary regulations, work rules, policies, procedures and objectives, which are relevant to the performance of the Services or otherwise to consultants of the Company.

6.4.	The Company may monitor the Consultant’s use of its Systems (as defined below) and copy, transfer and disclose such electronic communications and content transmitted by or stored in such Systems, in pursuit of the Company’s legitimate business interests, all in accordance with the Company’s policies in place from time to time, and subject to applicable law. For the purposes of this Section, the term “Systems” includes all of the Company’s owned or leased computers (including laptops), mobile phones and other mobile devices, keys, PDAs, credit cards, printers, card access to any company building, files, e-mails, tapes, programs, records and software, computer access codes or disks, and other similar systems.

6.5.	The Consultant shall not solicit or accept in connection with the performance of the Services or in connection with the Company, any gift, benefit, favor, loan, or any other thing of monetary value, from a person who is or is possibly connected, directly or indirectly, to either the business of the Company, a competitor of the Company or a potential competitor of the Company.

6.6.	The Consultant shall not make any representations or warranties to anyone with respect to any contract or otherwise without the Company’s prior written authorization.

6.7.	The Consultant shall at all times during the term of this Agreement continue to be wholly owned, exclusively by the Consultant’s Representative.

6.8.	The Consultant shall take all necessary precautions to prevent the occurrence of any bodily injury or property damage, to the Company, its employees or any third party, arising out of or resulting from the performance of the Services and shall be solely responsible, and liable, for any such bodily injury or property damage.

7. Miscellaneous

7.1.	In this Agreement the term “Affiliate” shall mean, any person or entity that directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement. For purposes hereof, the term “control” means the power to direct the management or affairs of a person or entity through the ownership of voting securities, by contract, or otherwise.

7.2.	The preamble and the schedules hereto shall form an integral part of this Agreement. All headings of the Sections and Subsections of this Agreement are intended for convenience of reference and shall not be used in interpreting this Agreement.

7.3.	Assignment. Neither this Agreement nor any interest herein may be assigned by the Consultant without the prior written consent of the Company. The Company may assign or transfer this Agreement or any of its rights and/or obligations under this Agreement without the Consultant’s consent.

7.4.	Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Consultant and the Company with respect to the subject matter hereof and supersedes any other arrangement, understanding or agreement, verbal or otherwise, including the Prior Agreement. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the parties hereto. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

7.5.	Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Israel (excluding its conflict of law principles) and the competent courts/tribunals of Tel-Aviv shall have exclusive jurisdiction over any disputes arising hereunder.

7.6.	No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy thereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted thereunder must be in writing and shall be valid only in the specific instance in which given.

7.7.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

7.8.	Notices. Any notice or other communication in connection with this Agreement must be in writing to the address set forth in the preamble to this Agreement (or to such other address as shall be specified by like notice) and will be deemed given: (i) if sent by a delivery service, on the date confirmed as the actual date of delivery by such service; (ii) if sent by registered air mail, return receipt requested, within seven (7) days of mailing; or (iii) if sent by facsimile or email with electronic confirmation of transmission, on the next business day after transmission, if not transmitted on a business day, or on the day of transmission, if transmitted on a business day.

7.9.	Survival. The provisions of Sections 4, 5, and 6 of this Agreement, including the provisions of Schedule A, shall continue and remain in full force and effect following the termination or expiration of this Agreement, for whatever reason.

-Signature Page Follows-

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date hereof.

/s/ Viki Hackmon		/s/ Kfir Zilberman
Jeffs Brands Ltd.		L.I.A. Pure Capital Ltd.

By:	Viki Hackmon	By:	Kfir Zilberman

Title:	Chief Executive Officer	Title:	Chairman and Chief Executive Officer

I have read the provisions of the above Consulting Agreement and I agree to be bound by and comply with such terms and perform the Services (as defined above) as if I was the Consultant. I will be responsible towards Jeffs Brands Ltd. (the “Company”) for the compliance by the Consultant with all its obligations under the Consulting Agreement and the Services and shall be further responsible and liable towards the Company for any breach by the Consultant of any of its obligations under the Consulting Agreement and for any other liability of the Consultant under the Consulting Agreement.

I hereby acknowledge that it is known to me that I am an employee of the Consultant and not of the Company. I hereby undertake not to make any claim asserting that I am an employee of the Company.

/s/ Kfir Silberman
Kfir Silberman, the Consultant’s Representative

Date: 26 October, 2022

SCHEDULE A

UNDERTAKING

THIS UNDERTAKING (“Undertaking”) is entered into as of the 1st day of September 2022 by L.I.A. Pure Capital Ltd., whose address is at 20 Raoul Wallenberg Street, Tel Aviv 6971916, Israel (the “Consultant”).

WHEREAS,	the Consultant wishes to be engaged by Jeffs Brands Ltd., whose address is at HaNechoshet St 3, Tel Aviv 6971068, Israel (the “Company”); and

WHEREAS,	it is critical for the Company to preserve and protect its Confidential Information (as defined below) and its rights in Inventions (as defined below) and in all related intellectual property, and the Consultant is entering into this Undertaking as a condition to the Consultant’s engagement with the Company.

NOW, THEREFORE, the Consultant undertakes and warrants towards the Company as follows:

References herein to the term “Company” shall include any of the Company’s direct or indirect parent, subsidiary and affiliated companies, and their respective successors and assigns.

1. Confidentiality.

1.1.	the Consultant acknowledges that the Consultant may have access to information that relates to the Company, its business, assets, financial condition, affairs, activities, plans and projections, customers, suppliers, partners, and other third parties with whom the Company agreed or agrees, from time to time, to hold information of such party in confidence (the “Confidential Information”). Confidential Information shall include, without limitation, information, whether or not marked or designated as confidential, concerning technology, products, research and development, patents, copyrights, inventions, trade secrets, test results, formulae, processes, data, know-how, marketing, promotion, business and financial plans, policies, practices, strategies, surveys, analyses and forecasts, financial information, customer lists, agreements, transactions, undertakings and data concerning employees, consultants, officers, directors, and shareholders. Confidential Information includes information in any form or media, whether documentary, written, oral, magnetic, electronically transmitted, through presentation or demonstration or computer generated. Confidential Information shall not include information that: (i) has become part of the public domain not as a result of a breach of any obligation owed by the Consultant to the Company; or (ii) is required to be disclosed by law or the binding rules of any governmental organization, provided, however, that the Consultant gives the Company prompt notice thereof so that the Company may seek a protective order or other appropriate remedy, and further provided, that in the event that such protective order or other remedy is not obtained, the Consultant shall furnish only that portion of the Confidential Information which is legally required, and shall exercise all reasonable efforts required to obtain confidential treatment for such information.

1.2.	The Consultant acknowledges and understands that the engagement by the Company and the access to Confidential Information creates a relationship of confidence and trust with respect to such Confidential Information.

1.3.	During the term of the Consultant’s engagement and at any time after termination or expiration thereof, for any reason, the Consultant shall keep in strict confidence and trust, shall safeguard, and shall not disclose to any person or entity, nor use for the benefit of any party other than the Company, any Confidential Information, other than with the prior express consent of the Company.

1.4.	All right, title and interest in and to Confidential Information are and shall remain the sole and exclusive property of the Company or of the third party providing such Confidential Information to the Company, as the case may be. Without limitation of the foregoing, the Consultant agrees and acknowledges that all memoranda, books, notes, records, email transmissions, charts, formulae, specifications, lists and other documents (contained on any media whatsoever) made, reproduced, compiled, received, held or used by the Consultant in connection with the engagement by the Company or that otherwise relates to any Confidential Information (the “Confidential Material”), shall be the Company’s sole and exclusive property and shall be deemed to be Confidential Information. All originals, copies, reproductions and summaries of the Confidential Material shall be delivered by the Consultant to the Company upon termination or expiration of the Consultant’s engagement for any reason, or at any earlier time at the request of the Company, without the Consultant retaining any copies thereof.

1.5.	During the term of the Consultant’s engagement with the Company, the Consultant shall not remove from the Company’s offices or premises any Confidential Material unless and to the extent necessary in connection with the duties and responsibilities of the Consultant and permitted pursuant to then applicable policies and regulations of the Company. In the event that such Confidential Material is duly removed from the Company’s offices or premises, the Consultant shall take all actions necessary in order to secure the safekeeping and confidentiality of such Confidential Material and return the Confidential Material to their proper files or location as promptly as possible after such use.

1.6.	During the term of the Consultant’s engagement with the Company, the Consultant will not improperly use or disclose any proprietary or confidential information or trade secrets, and will not bring onto the premises of the Company any unpublished documents or any property, belonging to any former employer or any other person to whom the Consultant has an obligation of confidentiality and/or non-use (including, without limitation, any academic institution or any entity related thereto), unless generally available to the public or consented to in writing by that person.

2. Ownership of Inventions.

2.1.	The Consultant will notify and disclose in writing to the Company, or any persons designated by the Company from time to time, all information, improvements, inventions, trademarks, works of authorship, designs, trade secrets, formulae, processes, techniques, know-how, and data, whether or not patentable or registerable under copyright or any similar laws, made or conceived or reduced to practice or learned by the Consultant, either alone or jointly with others, during the Consultant’s engagement with the Company (all such information, improvements, inventions, trademarks, works, designs, trade secrets, formulae, processes, techniques, know- how, and data are hereinafter referred to as the “Invention(s)”) immediately upon discovery, receipt or invention as applicable.

2.2.	Consultant agrees that all the Inventions are, upon creation, Inventions of the Company, shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all title, rights and interest in and to any patents, copyrights, trade secrets and all other rights of any kind or nature, including moral rights, in connection with such Inventions. the Consultant hereby irrevocably and unconditionally assigns to the Company all the following with respect to any and all Inventions: (i) all title, rights and interest in and to any patents, patent applications, and patent rights, including any and all continuations or extensions thereof; (ii) rights associated with works of authorship, including copyrights and copyright applications, Moral Rights (as defined below) and mask work rights; (iii) rights relating to the protection of trade secrets and confidential information; (iv) design rights and industrial property rights; (v) any other proprietary rights relating to intangible property including trademarks, service marks and applications thereof, trade names and packaging and all goodwill associated with the same; (vi) any and all title, rights and interest in and to any Invention; and (vii) all rights to sue for any infringement of any of the foregoing rights and the right to all income, royalties, damages and payments with respect to any of the foregoing rights. the Consultant also hereby forever waives and agrees never to assert any and all Moral Rights the Consultant may have in or with respect to any Inventions, even after termination of engagement on behalf of the Company. “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.

2.3.	The Consultant further agrees to perform, during and after the term of the Consultant’s engagement with the Company, all acts deemed reasonably necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining, defending and enforcing the Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. the Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as the Consultant’s agents and attorneys-in-fact to act for and on the Consultant’s behalf and instead of the Consultant, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by the Consultant.

2.4.	The Consultant shall not be entitled to any monetary consideration or any other consideration except as explicitly set forth in the Consulting Agreement. Without limitation of the foregoing, the Consultant irrevocably confirms that the consideration explicitly set forth in the Consulting Agreement is in lieu of any rights for compensation that may arise in connection with the Inventions under applicable law and waives any right to claim royalties or other consideration with respect to any Invention, including under Section 134 of the Israeli Patent Law - 1967. Any oral understanding, communication or agreement with respect to the matters set forth herein, not memorialized in writing and duly signed by the Company, shall be void.

3. General.

3.1.	The Consultant represents that the performance of all the terms of this Undertaking and the Consultant’s duties as a consultant of the Company does not and will not breach any invention assignment, proprietary information, non-compete, confidentiality or similar agreements with, or rules, regulations or policies of, any other party (including, without limitation, any academic institution or any entity related thereto). The Consultant acknowledges that the Company is relying upon the truthfulness and accuracy of such representations in its decision to engage with the Consultant.

3.2.	The Consultant acknowledges that the provisions of this Undertaking serve as an integral part of the terms of the Consulting Agreement and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof.

3.3.	The Consultant recognizes and acknowledges that in the event of a breach or threatened breach of this Undertaking by the Consultant, the Company may suffer irreparable harm or damage and will, therefore, be entitled to injunctive relief to enforce this Undertaking (without limitation to any other remedy at law or in equity). This Undertaking is governed by and construed in accordance with the laws of the State of Israel, without giving effect to its laws pertaining to conflict of laws. Any and all disputes in connection with this Undertaking shall be submitted to the exclusive jurisdiction of the competent courts or tribunals, as relevant, located in the city of Tel-Aviv-Jaffa, Israel.

3.4.	If any provision of this Undertaking is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Undertaking only with respect to such jurisdiction in which such clause or provision cannot be enforced, and the remainder of this Undertaking shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Undertaking. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

3.5.	The provisions of this Undertaking shall continue and remain in full force and effect following the termination or expiration of the engagement between the Company and the Consultant, for whatever reason. This Undertaking shall not serve in any manner so as to derogate from any of the Consultant’s obligations and liabilities under any applicable law.

3.6.	This Undertaking constitutes the entire agreement between the Consultant and the Company with respect to the subject matter hereof and supersedes all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, with respect to the subject matter hereof. No amendment, waiver or modification of any obligation under this Undertaking will be enforceable unless set forth in a writing signed by the Company. No delay or failure to require performance of any provision of this Undertaking shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Undertaking as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

3.7.	This Undertaking, the rights of the Company hereunder, and the obligations of the Consultant hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights under this Undertaking. The Consultant may not assign, whether voluntarily or by operation of law, any of the Consultant’s obligations under this Undertaking, except with the prior written consent of the Company.

-Signature Page Follows-

IN WITNESS WHEREOF, the undersigned, has executed this Undertaking as of the date first mentioned above.

Printed Name:	L.I.A. Pure Capital Ltd.	Signature:	/s/ Kfir Silberman

I have read the provisions of the above Undertaking and I agree to be bound by such Undertaking and comply with such terms as if I was the Consultant. I will be responsible toward Jeffs Brands Ltd. (the “Company”) or any of the Company’s direct or indirect parent, subsidiary and affiliated companies, and their respective successors and assigns for the compliance by the Consultant of its obligations under the Undertaking and shall be further responsible and liable towards the Company for any breach by the Consultant of any of its obligations under the Undertaking and for any other liability of the Consultant under the Undertaking.

/s/ Kfir Silberman
Kfir Silberman, the Consultant’s Representative

Date: 26 October, 2022